SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           ADVANCED HEALTH CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   00756H 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 --------------

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          706,770(1)
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           335,622(2)
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           706,770(1)
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           335,622(2)
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        PN
================================================================================

(1) Includes warrants exercisable within 60 days for the issuance of 302,981 shares of Common Stock.

(2) Includes warrants exercisable within 60 days for the issuance of 103,087 and 40,789 shares of Common Stock to 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P., respectively.

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                        21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
      NUMBER OF                  5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                                    240,473
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                                 6          SHARED VOTING POWER

                                                     801,919
                       ---------------------------------------------------------
                                 7          SOLE DISPOSITIVE POWER

                                                     240,473
                       ---------------------------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                                     801,919
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                               / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        PN
================================================================================

(1) Includes warrants exercisable within 60 days for the issuance of 103,087 shares of Common Stock.

(2) Includes warrants exercisable within 60 days for the issuance of 302,981 and 40,789 shares of Common Stock to 21st Century Communications Partners, L.P. and 21st Century Communications Foreign Partners, L.P., respectively.

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          95,149(1)
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           947,243(2)
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           95,149(1)
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           947,243(2)
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        PN
================================================================================

(1) Includes warrants exercisable within 60 days for the issuance of 40,789 shares of Common Stock.

(2) Includes warrants exercisable within 60 days for the issuance of 302,981 and 103,087 shares of Common Stock to 21st Century Communications Partners, L.P. and 21st Century Communications T-E Partners, L.P., respectively.

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                      Harvey Sandler
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,042,392
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,042,392
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

(1) Includes 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                            Barry Lewis
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,042,392(1)
                       ---------------------------------------------------------
                       7          SOLE DISPOSiTIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,042,392(1)
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================


(1) Includes 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                                     Michael J. Marocco
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,042,392(1)
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,042,392(1)
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

(1) Includes 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                    John Kornreich
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,042,392(1)
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,042,392(1)
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

(1) Includes 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                         Andrew Sandler
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,042,392(1)
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,042,392(1)
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,042,392
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        13.7%, based on 7,145,267 total shares outstanding as of November 18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century
                        Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

(1) Includes 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P.

                                                             PAGE 10 OF 14 PAGES


ITEM 1(A). NAME OF ISSUER:

                    ADVANCED HEALTH CORPORATION

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    560 White Plains Road, Second Floor
                    Tarrytown, New York 10591

ITEM 2(A). NAME OF PERSONS FILING:

                    21st Century Communications Partners, L.P.
                    21st Century Communications T-E Partners, L.P. 21st Century Communications Foreign Partners, L.P. John Kornreich
                    Barry Lewis
                    Michael J. Morocco
                    Andrew Sandler
                    Harvey Sandler

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    Each person's address is:

                    767 Fifth Avenue, 45th Floor
                    New York, NY  10153

ITEM 2(C). CITIZENSHIP:

                    Each of 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P. are Delaware partnerships. Each of John Kornreich, Barry Lewis, Michael J. Marocco, Andrew Sandler and Harvey Sandler are United States citizens.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $.01

ITEM 2(E). CUSIP NUMBER:

                    00756H  10  8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                    Not applicable.

ITEM 4.    OWNERSHIP.

                           If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.1

----------
       1 See footnotes to cover pages for identification of the shares where there is a right to acquire.

                                                             PAGE 11 OF 14 PAGES


         (a)  Amount Beneficially Owned

              21st Century Communications Partners, L.P.               1,042,392
              21st Century Communications T-E Partners, L.P.           1,042,392
              21st Century Communications Foreign Partners, L.P.       1,042,392
              John Kornreich                                           1,042,392
              Barry Lewis                                              1,042,392
              Michael J. Marocco                                       1,042,392
              Andrew Sandler                                           1,042,392
              Harvey Sandler                                           1,042,392

         (b)  Percent of Class*

              21st Century Communications Partners, L.P.                   13.7%
              21st Century Communications T-E Partners, L.P.               13.7%
              21st Century Communications Foreign Partners, L.P.           13.7%
              John Kornreich                                               13.7%
              Barry Lewis                                                  13.7%
              Michael J. Marocco                                           13.7%
              Andrew Sandler                                               13.7%
              Harvey Sandler                                               13.7%

              (*based on 7,145,267  total shares  outstanding as of November
                18, 1996 plus 446,857 shares of Common Stock issuable within 60 days in the aggregate to 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications
                Foreign Partners, L.P.)

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or direct the vote

              21st Century Communications Partners, L.P.                 706,770
              21st Century Communications T-E Partners, L.P.             240,473
              21st Century Communications Foreign Partners, L.P.          95,149
              John Kornreich                                                 -0-
              Barry Lewis                                                    -0-
              Michael J. Marocco                                             -0-
              Andrew Sandler                                                 -0-
              Harvey Sandler                                                 -0-

              (ii)     Shared power to vote or direct the vote

              21st Century Communications Partners, L.P.                 335,622
              21st Century Communications T-E Partners, L.P.             801,919
              21st Century Communications Foreign Partners, L.P.         947,243
              John Kornreich                                           1,042,392
              Barry Lewis                                              1,042,392
              Michael J. Marocco                                       1,042,392
              Andrew Sandler                                           1,042,392
              Harvey Sandler                                           1,042,392

              (iii)  Sole power to dispose or to direct the disposition of

              21st Century Communications Partners, L.P.                 706,770
              21st Century Communications T-E Partners, L.P.             240,473
              21st Century Communications Foreign Partners, L.P.          95,149
              John Kornreich                                                 -0-
              Barry Lewis                                                    -0-
              Michael J. Marocco                                             -0-
              Andrew Sandler                                                 -0-
              Harvey Sandler                                                 -0-

                                                             PAGE 12 OF 14 PAGES

              (iv)  Shared power to dispose or direct the disposition of

              21st     Century Communications Partners, L.P.             335,622
              21st     Century Communications T-E Partners, L.P.         801,919
              21st     Century Communications Foreign Partners, L.P.     947,243
              John Kornreich                                           1,042,392
              Barry Lewis                                              1,042,392
              Michael J. Marocco                                       1,042,392
              Andrew Sandler                                           1,042,392
              Harvey Sandler                                           1,042,392

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10. CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purposes of and do not have the affect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

                                                             PAGE 13 OF 14 PAGES

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

                   21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                           By:  Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                             /s/ Harvey Sandler
                         -------------------------------
                                 Harvey Sandler


                             /s/ Barry Lewis
                         -------------------------------
                                 Barry Lewis


                             /s/ Michael J. Marocco
                         -------------------------------
                                 Michael J. Marocco


                             /s/ John Kornreich
                         -------------------------------
                                 John Kornreich


                             /s/ Andrew Sandler
                         -------------------------------
                                 Andrew Sandler

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 14 OF 14 PAGES
                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.01 per share of ADVANCED HEALTH CORPORATION and that this Agreement be included as an Exhibit to such joint filing.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February, 1997.

                   21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                           By:  Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                             /s/ Harvey Sandler
                         -------------------------------
                                 Harvey Sandler


                             /s/ Barry Lewis
                         -------------------------------
                                 Barry Lewis


                             /s/ Michael J. Marocco
                         -------------------------------
                                 Michael J. Marocco


                             /s/ John Kornreich
                         -------------------------------
                                 John Kornreich


                             /s/ Andrew Sandler
                         -------------------------------
                                 Andrew Sandler

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).